Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated February 26, 2026, relating to the financial statements of CH4 Natural Solutions Corporation as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from October 11, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 26, 2026